UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2018
Kemper Corporation
(Exact name of registrant as specified in its charter)

Commission File Number: 001-18298

DE	95-4255452
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
One East Wacker Drive, Chicago, IL 60601
(Address of principal executive offices, including zip code)
312-661-4600
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of
the Exchange Act.    ☐

Section 5 - Corporate Governance and Management.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At a meeting on February 6, 2018, the Compensation Committee (“Compensation Committee”) of the Board of Directors of Kemper Corporation (“Company”) approved annual incentive compensation awards pursuant to the Company’s Executive Performance Plan and annual performance-based cash incentive program (“Annual Incentive Program”).  At its meeting, the Compensation Committee approved cash incentive awards under the Annual Incentive Program for Messrs. McKinney and Roeske, two of the “named executive officers” (“NEOs”) in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders (“Proxy Statement”) who were not participants in the Executive Performance Plan.  The participants in the Executive Performance Plan were the Company’s “Covered Employees,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as in effect for the applicable year.  The definition of Covered Employees does not include individuals who are NEOs because they served as Chief Financial Officer for the Company.  As a result, Messrs. McKinney and Roeske were not Covered Employees or participants in the Executive Performance Plan.  For Mr. Roeske, the amount of cash incentive approved for 2017 was materially consistent with the amount of his 2016 award disclosed in the Company's Proxy Statement.  For Mr. McKinney, who did not receive a cash incentive award for 2016 because he did not join the Company until November 2016, the amount of cash incentive approved for 2017 was $750,000.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kemper Corporation

Date:	February 12, 2018	/S/ C. THOMAS EVANS, JR.
C. Thomas Evans, Jr.
Senior Vice President, Secretary and General Counsel